EXHIBIT 99.1

THE WENDY’S COMPANY AND SUBSIDIARIES
RECONCILIATION OF PRO FORMA EBITDA TO PRO FORMA INCOME FROM CONTINUING
OPERATIONS AND RECONCILIATION OF PRO FORMA EBITDA TO PRO FORMA ADJUSTED EBITDA

The following reconciliations of pro forma earnings before interest, taxes, depreciation and amortization (“EBITDA”) to both pro forma income from continuing operations and pro forma adjusted EBITDA are based on the unaudited pro forma condensed consolidated statements of operations of The Wendy’s Company (see Exhibit 99.2) which illustrate the effect of the sale by Wendy’s Restaurants, LLC (“Wendy’s Restaurants”) of 100% of the common stock of Arby’s Restaurant Group, Inc. (“Arby’s”) to ARG IH Corporation, a wholly-owned subsidiary of ARG Holding Corporation, for $130 million in cash (subject to customary purchase price adjustments) and 18.5% of the common stock of ARG Holding Corporation (through which Wendy’s Restaurants will indirectly retain an 18.5% interest in Arby’s).

The unaudited pro forma condensed consolidated statements of operations do not reflect future events that may occur after the sale, including potential general and administrative cost savings. The unaudited pro forma condensed consolidated statements of operations are provided for informational purposes only and are not necessarily indicative of the results of operations that would have occurred if the sale of Arby’s was consummated at the beginning of the 2010 or 2011 fiscal years nor are they necessarily indicative of future operating results, or of pro forma EBITDA or pro forma adjusted EBITDA. The pro forma adjustments included in the pro forma condensed consolidated statements of operations are subject to change and are based upon currently available information.

The Wendy’s Company believes that pro forma EBITDA and pro forma adjusted EBITDA will allow investors to better understand operating results for the periods presented in the unaudited pro forma condensed consolidated statements of operations set forth in Exhibit 99.2 of this Current Report on Form 8-K. Pro forma EBITDA and pro forma adjusted EBITDA are not recognized terms under U.S. Generally Accepted Accounting Principles (“GAAP”). Because all companies do not calculate pro forma EBITDA or similarly titled financial measures in the same way, those measures as used by other companies may not be consistent with the way The Wendy’s Company calculates such measures and should not be considered as alternative measures of pro forma operating profit or pro forma income from continuing operations.

The presentations of pro forma EBITDA and pro forma adjusted EBITDA are not intended to replace the presentation of pro forma financial results in accordance with GAAP.

RECONCILIATION OF PRO FORMA EBITDA TO PRO FORMA INCOME FROM CONTINUING OPERATIONS

(In Thousands)	Three Months Ended		Year Ended
	April 3, 2011	April 4, 2010	January 2, 2011
(Unaudited)
Pro forma EBITDA (1)	$66,920	$70,154	$303,919
Depreciation and amortization	(30,314)	(32,432)	(126,846)
Impairment of long-lived assets	(7,897)	—	(26,326)
Pro forma operating profit	28,709	37,722	150,747
Interest expense	(29,414)	(31,011)	(118,207)
Loss on early extinguishment of debt	—	—	(26,197)
Investment income, net	—	—	5,261
Other income, net	254	1,196	2,432
Pro forma (loss) income from continuing operations before income taxes	(451)	7,907	14,036
Benefit from (provision for) income taxes	485	(476)	3,828
Pro forma income from continuing operations	$34	$7,431	$17,864

RECONCILIATION OF PRO FORMA EBITDA TO PRO FORMA ADJUSTED EBITDA

(In Thousands)	Three Months Ended		Year Ended
	April 3, 2011	April 4, 2010	January 2, 2011
(Unaudited)
Pro forma EBITDA (1)	$66,920	$70,154	$303,919
Plus:
Arby’s indirect corporate overhead in general and administrative (G&A) (2)	7,613	9,586	32,326
Integration costs in G&A (3)	—	2,026	3,997
Arby’s strategic alternative costs in G&A (4)	2,012	—	—
SSG purchasing cooperative expenses in G&A (3)	(1,592)	3,430	3,601
Reversal of pension withdrawal expense in cost of sales	—	—	(4,975)
Pro forma Adjusted EBITDA (5)	$74,953	$85,196	$338,868

Notes to Reconciliation of Pro Forma EBITDA to Pro Forma Adjusted EBITDA

In exhibits to two Current Reports on Form 8-K dated May 10, 2011, The Wendy’s Company (formerly known as Wendy’s/Arby’s Group, Inc.) had presented pro forma adjusted EBITDA for the three months ended April 3, 2011 which was based on the historical condensed consolidated statements of operations and assumed a sale of Arby’s Restaurant Group, Inc. (“Arby’s”) as of the beginning of fiscal 2011. In this Current Report on Form 8-K, The Wendy’s Company is including pro forma adjusted EBITDA for the three months ended April 3, 2011 and April 4, 2010 and for the year ended January 2, 2011 prepared on the basis described below.

(1)	Pro Forma EBITDA is presented in the table above and is derived from and reconciled to the unaudited pro forma condensed consolidated statements of operations included in Exhibit 99.2.

(2)
Includes certain indirect corporate overhead costs reported in “General and administrative” which, for segment reporting purposes prior to Arby’s being included in discontinued operations, had been allocated to Arby’s.

(3)
Includes expenses related to integrating Wendy’s and Arby’s incurred by The Wendy’s Company, as well as the allocation to The Wendy’s Company of certain indirect corporate overhead costs also related to such integration.

(4)	Includes costs related to evaluating strategic alternatives for Arby’s reported in “General and administrative” as reduced by $370 of legal fees included in discontinued operations.

(5)
Does not contain an adjustment for incremental advertising costs for Wendy’s International, Inc.’s new breakfast program of $7,192 which adjustment was made to adjusted EBITDA as shown in the reconciliation of EBITDA to adjusted EBITDA for the year ended January 2, 2011 in exhibits to two Current Reports on Form 8-K dated March 3, 2011.

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